CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use in this Post-Effective Amendment No. 8 of our report dated December 30, 1996 and to all references to our Firm included in or made a part of this Post-Effective Amendment.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
March 28, 1997